Exhibit 10.3

Second Amendment Agreement
To
Acquisition Agreement Dated March 26, 2007

This Second Amendment Agreement is made as of the 16th day of November 2007, to that certain Acquisition Agreement dated March 26, 2007, as amended on August 22, 2007 and subject to a Variation Agreement dated June 14, 2007, by and among (a) the Four Rivers BioEnergy Company, Inc., a Kentucky corporation (“4Rivers” or “Company”), (b) Kevin John Alexander, Philip Charles Barnett, Jack N. Dunigan, Gary Hudson, Alastair G. Mack, Stephen John Padgett and Gordon Weightman (together the “Shareholders”) and (c) Med-Tech Solutions Inc., a Nevada corporation (“Med Tech”).

WHEREAS, Med Tech, the Shareholders listed in the preamble above and 4Rivers have entered into an Acquisition Agreement, dated March 26, 2007 and as previously amended and varied (“Acquisition Agreement”), pursuant to which it was agreed that Med Tech would acquire all the issued and outstanding shares of Four Rivers, not already owned by Med Tech, from the Shareholders, in exchange for shares of capital stock of Med Tech, and the other terms more particularly set forth in the Acquisition Agreement; and

WHEREAS, the parties hereto have agreed to amend the terms of the Acquisition Agreement on the terms herein provided.

NOW, THEREFORE, IT IS AGREED AS FOLLOWS, that,

A.           Clause 8.4 of the Acquisition Agreement will be amended hereby, by the replacement of the lead-in to be as follows: “If Completion has not occurred prior to November 30, 2007, due to non-fulfillment of any one or more of the conditions precedent to Completion set out in Clause 8.1 above or any other condition to consummation of the Acquisition Agreement (including in any amendment or variation thereto) and the Purchaser has not served a notice pursuant to 16.2 then:”

B.           The Acquisition Agreement is hereby generally modified as follows:

(a)           Med Tech shall have the right to create a class of preferred stock with two shares for the principal purpose of the holder(s) thereof electing one or two directors of Med Tech, and such director(s) to have oversight authority in respect of the Acquisition Agreement and the implementation of the business purpose of 4Rivers, such preferred stock to be non – economic equity securities of the company.  The terms of the preferred stock will be as set forth in Exhibit A hereto.  Med Tech shall be authorized to file the certificate of designations with the Secretary of State of Nevada and issue the preferred stock, as it determines.

(b)           In contemplation of the closing of the acquisition of 4Rivers and subject to 4Rivers and its shareholders receiving satisfactory tax advice, 4Rivers will use it reasonable best efforts to effect a reallocation of share ownership amongst its shareholders by paying cash bonuses to various of its shareholders, the net bonus payments, after deduction of tax, shall be used by the persons to subscribe for numbers of shares of common stock as is set forth opposite their names in the following table, such shares to be newly authorized and approved by the shareholders of 4Rivers, and to be duly authorized, validly issued, and fully paid and non-assessable.

Kevin John Alexander	76
Philip Charles Barnett	0
Jack N. Dunigan	109
Gary Hudson	259
Alastair G. Mack	0
Kevin Murphy	8
Stephen John Padgett	209
Martin Thorp	17
Gordon Weightman	128
Jeffrey Wilson	44
Med Tech Solutions, Inc.	150

(c)           Upon successful conclusion of the mattes contemplated by paragraph (b) hereof, Schedule 2 “Details of the Shareholders” shall be amended such that the shares that may be owned as of the consummation of the Acquisition Agreement by the Shareholders in 4Rivers and the equivalent number of Consideration Shares in Med Tech will be as follows:

NAME	Shares Following Bonus Issue	Equivalent Consideration Shares
Kevin John Alexander	174	4,162,182
Philip Charles Barnett	81	1,937,568
Jack N. Dunigan	170	4,066,500
Gary Hudson	475	11,362,279
Alastair G. Mack	178	4,257,865
Kevin Murphy	8	191,365
Stephen John Padgett	247	5,908,386
Martin Thorp	17	406,650
Gordon Weightman	306	7,319,700
Jeffrey Wilson	44	1,052,506
TOTAL	1,700	40,665,000

For purposes of clarity in the Acquisition Agreement, the aggregate number of shares of Med Tech to be issued in exchange for the outstanding common stock of 4Rivers will not change as a result of the increase in the issued and outstanding shares of common stock of 4Rivers.

It is agreed that in connection with any issuance of additional shares of common stock of 4Rivers to any of above scheduled persons or any other persons, that Med Tech will be issued such number of additional shares of common stock of 4Rivers to maintain its 15% ownership interest therein, the consideration for such shares to be certain expenses undertaken on behalf of 4Rivers relating to tax and other advice related to the change in share allocations and issuance of additional shares of common stock.  It is further agreed that 4Rivers will not issue additional shares of its equity securities without the permission of Med Tech, which permission shall not require a formal amendment to the Acquisition Agreement.

(c)           Upon successful conclusion of the mattes contemplated by paragraph (b) hereof, the following persons, Kevin Murphy, Martin Thorp and Jeffrey Wilson, shall be deemed to be, and hereby consent to being, made parties to the Acquisition Agreement (other than Clause 11, pursuant to which certain warranties are made) as Shareholders, and the definition of Shareholders in this Amendment Agreement and the Acquisition Agreement as otherwise amended and varied, where applicable will include such additional persons.  Notwithstanding the foregoing, it is agreed that for purposes of the Acquisition Agreement, as amended, the aforementioned persons in this paragraph will not be Shareholders until the shares of 4Rivers for which they have been approved are authorized by all requisite corporate action.

(d)           As a condition to this amendment, each of the Shareholders will agree to a lock-up and sale agreement, as set forth in either Exhibit B (three year) hereto, governing the sale and transfer of the shares of common stock of Med Tech received in exchange for their equity securities of 4Rivers, consistent with Clause 9, and to the extent different the terms of such lock-up agreement will supersede Clause 9.

(e)           Upon successful conclusion of the mattes contemplated by paragraph (b) hereof, 4Rivers and Med Tech will negotiate in good faith with each of the Shareholders to provide for loans of up to a maximum of $100,000 to each of the Shareholders, to the extent permitted by the United States federal securities laws and applicable corporate law, for the purpose of paying income taxes to the extent assessed and imposed by any the local, state or national governments of the United States and United Kingdom on the Shareholders as a result of the issuance of shares of common stock of 4Rivers on or after October 1, 2007, and 4Rivers and Med Tech will negotiate in good faith with each of the Shareholders to provide indemnification in respect of any income taxes due in excess of $100,000 per Shareholder imposed by any local, state or national government as a result of the issuance of shares of 4Rivers to the Shareholders on or after October 1, 2007.  For purposes of clarity only, this provision does not apply to any taxes of any nature or jurisdiction imposed on the Shareholders as a result of the exchange of shares pursuant to the Acquisition Agreement.  The general terms of any permitted loans shall be as follows: (a) the loans will be solely for the payment of any income taxes that may be due, (b)the maximum loan will be not to exceed the lesser of (i) the regular compensation income tax (but no other taxes, including for example social security, workman’s comp and Medicare and similar kinds of taxes) due thereon, without any gross up, (ii) $100,000 times the number of shares issued to the Shareholder divided by 260, and (iii) $100,000, such loans, (c) the loan must be specifically requested by the Shareholder, (d) the loan shall be a demand note, bearing interest at the minimum rate for deemed interest under the Internal Revenue Code, (e) the loan will be due on the earlier of than five years from the date of making (or such shorter term as the shareholder requests) or termination of employment, (f) the interest on the loan will be due and payable not less frequently than annually, (g) the loan will be full recourse to the shareholder, and (h) the loan will contain such other terms as may be deemed prudent by the officers of the Med Tech and 4Riversat the time of the making of such loan.  The terms of the indemnification agreement will be as follows: (a) the indemnification will be only for any tax liability finally determined that is based on the value of the stock greater than $290 per share (based on an enterprise valuation of 4Rivers as of October 1, 2007) and less than $3,000 per share, (b) the agreement will include reimbursement of fees (up to a jurisdictional total of $10,000) and expenses of one counsel for all such Shareholders in each national jurisdiction in connection with any inquiry by a taxing authority, provided that the Shareholders take steps on or before the filing due date of the Shareholders’ next annual tax return to make such elections to indicate their tax positions in respect of the receipt of the shares, (c) the indemnification agreement will not exceed a period of five years unless a tax claim is asserted within such period of the agreement in which case the agreement and indemnification will extend until the date of final resolution of the tax claim, and (d) the indemnification agreements for the Shareholders will be substantially similar among all the Shareholders.

(f)           Med Tech may enter into such agreements as it deems to be in its best interests in respect of raising additional capital, which may include modifications to its agreements with International Capital Partners SA, payment of termination fees, letters of intent with selling agents, and other agreements as it deems necessary thereto, which agreements will be subject to the approval of 4Rivers.  4Rivers may enter into such agreements as it deems to be in the best interests in respect of raising additional capital which agreements will be subject to the approval of Med Tech.

(g)           As a closing condition, Med Tech will be provided with a legal opinion of counsel to 4Rivers, admitted in the State of Kentucky, to the effect that (i) the Acquisition Agreement dated March 26, 2007, as amended and varied prior to closing and related agreements (pursuant to such acquisition agreement) have been duly authorized by all required corporate action, including board of director and shareholder approvals, as appropriate, and (ii) the entire issued share capital of 4Rivers immediately prior to the consummation of the acquisition agreement, as amended and varied, is duly authorized, validly issued and fully paid and non-assessable.

(h)           The Purchaser obligation to have “$35,000,000 net” in funds, specified on Schedule 7 of the Acquisition Agreement is hereby modified to be “$22,500,000 net.”  Additionally the Definitions Section is hereby modified to reflect that the Main Funding shall result in not less than net proceeds to the Purchaser of $22,500,000, and accordingly the definition of Private Placement is amended.

(i)           The Shareholder Warranties set forth in Part II of Schedule 4 and the corresponding Purchaser Warranties set forth in Schedule 5, shall not survive the consummation of the acquisition transaction under the Acquisition Agreement.

(j)           The wording agreed under Section 1 (a) of Variation Agreement dated June 14, 2007 is hereby amended to say:

“The discussions of the Company with financing sources are sufficiently far advanced with relevant banks and financial institutions to justify the view that necessary loan financing and credit facilities will become available within a period of not more than six months from Completion in sufficient amounts to fund the Project based on the criteria referred to in the Completion Agreements, the Purchaser will not require the delivery of executed agreements with banks and/or financial institutions as a necessary prerequisite to Completion.”

(k)           The wording agreed under Section 1 (c) of the Variation Agreement dated June 14, 2007 is hereby amended to say:

“The employment agreements may be with such persons as the full-time executive management of the Company decide, provided that they are with persons with the requisite skills to implement the Project and the Business and the terms of the agreements are reasonably acceptable to the Purchaser.”

(j)           The wording agreed under Section 2(c) of the Variation Agreement dated June 14, 2007 is hereby amended to say:

“Section 3.3. is hereby modified to permit the percentage therein set forth to be adjusted depending on the number of Shares are sold in the Main Funding, such that the percentage may be between 25.82% and 35.97%.  It is further understood that immediately after the Completion Date, the Company will have adjusted its outstanding shares of common stock so that it will have no more than 113,042,778 shares issued and outstanding if the Main Funding is $25,000,000 in gross proceeds and 157,487,222 shares issued and outstanding if the Main Finding is $65,000,000 in gross proceeds, all in accordance with a schedule agreed between the Shareholders and the Company.”

(k)           Section 8.1.2(iii) of the Acquisition Agreement, referring to the Purchaser Representative being a necessary signatory to the escrowed funds of the Main Funding, is hereby deleted effective as of the Completion Date.

(l)           Section 10 of the Acquisition Agreement, referring to the shareholders of the Purchaser having the right to have a director elected to the board of the Company after the acquisition, is hereby deleted effective as of the Completion Date.

IN WITNESS WHEREOF, this Amendment Agreement has been signed by and on behalf of the parties, the day and year first set forth above,

	Name	Signature

1.	Med Tech Solutions Inc, by Mark McLeary, President	________________________
2.	The Four Rivers BioEnergy Company Inc., by Gary Hudson	________________________
3.	Kevin John Alexander	________________________
4.	Philip Charles Barnett	________________________
5.	Jack N. Dunigan	________________________
6.	Gary Hudson	________________________
7.	Alastair G. Mack	________________________
8.	Stephen John Padgett	________________________
9.	Gordon Weightman	________________________
10.	Kevin Murphy	________________________
11.	Martin Thorp	________________________
12.	Jeffrey Wilson	________________________